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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fluor Corporation Salaried Employees' Savings Investment Plan of our report dated November 19, 1999, with respect to the consolidated financial statements of Fluor Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1999, and our report dated May 28, 1999 with respect to the financial statements of the Fluor Corporation Salaried Employees' Savings Investment Plan included in its Annual Report (Form 11-K) for the year ended December 31, 1998, both filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Orange County, California
January 25, 2000